Exhibit 99

Company Contacts
Gary Larsen	Pamela Rembaum
Interim Chief Financial Officer	Director, Investor Relations
(561) 451-1000	(561) 451-1028

ARTESYN REPORTS SECOND QUARTER 2005 FINANCIAL RESULTS

Boca Raton, Fla., July 26, 2005 - - Artesyn Technologies, Inc. (Nasdaq: ATSN) today reported financial results for the second quarter ended July 1, 2005.

Sales for the second quarter of 2005 were $108.1 million compared to $105.5 million for the corresponding quarter in 2004. For the first six months of 2005, sales were $210.5 million compared to $202.0 million for the same period last year. Total orders received during the quarter were $100.2 million, yielding a book-to-bill ratio of 0.93. Backlog at the end of the quarter was $77.7 million with approximately 91% shippable during the third quarter.

During the second quarter, Artesyn had 27 major design wins that the Company estimates will realize approximately $221 million in lifetime project revenues.  For the first six months of 2005, the Company had 57 major design wins and estimates lifetime project revenues of approximately $575 million to be realized in the next two to four years.

Net income for the second quarter of 2005 was $0.1 million, or $0.00 per share, compared to net income of $3.1 million, or $0.08 per share in the second quarter of 2004. Included in net income for the second quarter were $3.3 million of restructuring charges associated with an initiative to reduce operating costs. The restructuring charges, net of tax, totaled $2.7 million, or $0.07 per share, during the quarter. Net income for the first six months of 2005 was $2.0 million, or $0.05 per share, compared to net income of $5.0 million, or $0.13 per share for the same period in 2004.

The Company expects a total of $5.0 million of restructuring charges in 2005, associated with the cost reduction initiative mentioned above. As part of this initiative, Artesyn announced today that it will be closing the Tatabanya, Hungary manufacturing facility, and intends to award European manufacturing services work to Celestica Inc., a global electronics manufacturing services (EMS) provider. Most of the products currently being manufactured in Hungary will be transferred to Celestica’s Romanian factory in Oradea. This transition is expected to be complete by the end of 2005. Savings in 2006 from this closure are estimated to be $6.0 million.

Discussing more about the factory closure, Artesyn’s CEO and President, Joseph O’Donnell, stated, “The decision to close the Hungarian facility was difficult, but necessary to protect our competitive position while improving profitability. Unfortunately, since opening the plant in 2001, our customers have reassessed their regional sourcing needs resulting in an under-utilized facility.

“Our intent to outsource production to Celestica is primarily based on their larger purchasing power and ability to leverage economies of scale from a larger manufacturing base.  Additionally, Celestica’s global manufacturing structure will open up sourcing options in different geographic locations as we grow our global wireless infrastructure business. The new relationship with Celestica gives us the ability to leverage our cost structure, as well as improve gross margins and overall profitability.”

Business Segment Results

Power Conversion
 Second quarter sales for the Power Conversion segment grew 5% to $92.1 million compared to $88.0 million for the second quarter of 2004. Sales for the first six months of 2005 were $173.4 million compared to $171.4 million for the same period last year.

Revenues in the wireless division increased as several new rectifier programs began shipping during the quarter. However, Artesyn’s largest market sector, servers and storage, continued to have slower than anticipated growth, negatively impacting sales and operating income for the segment. Included in this segment’s operating costs are restructuring charges of $3.1 million discussed in detail above. As a result, the Power Conversion segment had an operating loss of $0.7 million for the second quarter and a loss of $1.8 million for the first six months of the year.

“Rectifier programs have begun to add revenue to our wireless infrastructure business and we expect to see a positive impact for the remainder of the year. The server and storage business, however, will continue to be slow for the rest of 2005 due to some large programs ending sooner than anticipated and before many of the new program wins are rolled out. Based on three sequential quarters of large design wins in this market, we anticipate significant growth over the next two years,” O’Donnell said.

Embedded Systems
 Second quarter sales for the Embedded Systems segment decreased 9% to $15.9 million compared to $17.5 million for the second quarter of 2004. Sales for the first six months of 2005 were $37.1 million compared to $30.7 million for the same period last year. The decrease in sales is a result of two important wireless customers significantly reducing their demand due to operator delays of 3G rollouts in China and North America. Operating income was $4.0 million for the second quarter and $11.0 million for the first six months of the year.

Mr. O’Donnell commented on the Embedded Systems second quarter results, “While sales for the segment were significantly less than planned this quarter, costs continued to be leveraged to maintain a healthy operating income. Unfortunately, large operator plans are sometimes pushed out, as was done this quarter and most likely for the remainder of the year. While this is disappointing, we do continue to anticipate significant growth for 2006.”

Second Half 2005 Outlook
 The Company expects the second half of 2005 to improve sequentially each quarter. Sales growth for the second half of 2005 is expected to range between 8% and 10% compared to the first half of the year. Second half operating costs may increase approximately $0.03 per share as a result of manufacturing inefficiencies associated with the transition of Hungarian manufacturing. There will also be restructuring charges of approximately $0.02 per share in the second half. Including these non-recurring costs and restructuring charges, earnings per share for the second half of 2005 will range between $0.19 and $0.23 per share.

Conference Call Information
 A conference call will be held at 8:30 a.m. Eastern Time on today’s date to discuss the information in this release. Investors may listen by either calling 800-711-4000 or over the Internet at www.artesyn.com. The webcast will be available for replay immediately following the conference call. For further information on the call, please call the Company at 561-451-1000.

About Artesyn Technologies, Inc.

Artesyn Technologies, Inc., headquartered in Boca Raton, FL., is a world leader in the design, manufacture and sale of power conversion and embedded board solutions for infrastructure applications in server and storage, networking, wireless and telecommunications systems. The Company’s products are used in middle to high-end servers, data storage devices, routers, hubs, high-speed modems, RF amplification systems, base station controllers and transceivers. The Company has a global sales reach with design and manufacturing facilities in Asia, Europe and North America. Artesyn is a public company whose common stock is traded on the Nasdaq stock market under the symbol ATSN. For more information, please visit the Company’s web site at www.artesyn.com.

Use of Non-GAAP Financial Measures
 To supplement the Company’s financial statements presented on a GAAP basis, Artesyn uses non-GAAP financial measures to give the reader a clearer picture of Artesyn’s current operating performance from management’s perspective. These non-GAAP financial measures include EBITDA, which management believes is appropriate to enhance the overall understanding of Artesyn’s past financial performance. These measures are not recognized for US GAAP financial statement presentation and, as required, reconciliations to GAAP are provided after the written portion of this release.

Cautionary Statement About Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward-looking statements involve certain risks and uncertainties and may differ materially from actual future events or results. Undue reliance should not be placed on such forward-looking statements. Certain risks and uncertainties are identified in Artesyn’s periodic filings with the United States Securities and Exchange Commission, specifically the most recent annual report on Form 10-K, filed on March 16, 2005. Some of these risk factors include, but are not limited to, operating in a volatile, competitive industry characterized by rapidly changing prices, technologies and demands associated with global manufacturing in foreign locations, dependence on a relatively small number of customers, dependence on and volatility of foreign sales, and technological changes which may render our existing products uncompetitive or obsolete.  Any forward-looking statement made in this release is made as of the date of this release and should not be relied upon as representing our estimates as of any subsequent date. Artesyn assumes no obligation to update any such forward-looking statements. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change. For a more detailed discussion of such risks and uncertainties, the Company strongly encourages you to review its SEC filings.

Artesyn Technologies, Inc.
Financial Highlights
(In Thousands Except per Share Data)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended

	July 1, 2005	June 25, 2004	July 1, 2005	June 25, 2004

Orders	$100,187	$106,281	$201,191	$212,395
Sales
Power Conversion	92,149	87,999	173,449	171,356
Embedded Systems	15,918	17,498	37,068	30,654

Total	108,067	105,497	210,517	202,010
Operating income	1,520	5,313	5,254	9,185
Depreciation and amortization	5,532	5,600	11,193	11,030

EBITDA	7,052	$10,913	16,447	20,215

Net Income	$75	$3,078	$2,022	$4,995

Diluted Earnings Per Share	$0.00	$0.08	$0.05	$0.13

Weighted Average Shares Outstanding	40,149	39,885	40,261	39,888

  Artesyn Technologies, Inc.
Condensed Consolidated Statements of Operations
(In Thousands Except Per Share Data)
(Unaudited)

	13 Weeks ended		26 Weeks Ended

	July 1, 2005	June 25, 2004	July 1, 2005	June 25, 2004

Sales	$108,067	$105,497	$210,517	$202,010
Cost of Sales	82,183	79,025	158,801	151,065

Gross Profit	25,884	26,472	51,716	50,945

Operating Expenses
Selling, general and administrative	9,943	11,239	20,480	21,687
Research and development	11,104	9,920	22,665	20,073
Restructuring and other charges	3,317	—	3,317	—

Total Operating Expenses	24,364	21,159	46,462	41,760

Operating Income	1,520	5,313	5,254	9,185
Debt Extinguishment Expense	—	—	—	—
Interest Expense, net	(1,000)	(1,278)	(2,005)	(2,525)

Income Before Income Taxes	520	4,035	3,249	6,660
Provision for Income Taxes	445	957	1,227	1,665

Net Income	$75	$3,078	$2,022	$4,995

Net Income Per Share
-Basic	$0.00	$0.08	$0.05	$0.13

-Diluted	$0.00	$0.08	$0.05	$0.13

Weighted Average Common and Common Equivalent Shares Outstanding
-Basic	39,573	39,032	39,491	38,939
-Diluted	40,149	39,885	40,261	39,888

Artesyn Technologies, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	July 1, 2005	December 31, 2004

ASSETS
Current Assets
Cash and equivalents	$52,786	$84,811
Short-term marketable debt securities	40,879	21,125
Accounts receivable, net	70,147	61,352
Inventories, net	47,039	50,320
Prepaid expenses and other current assets	2,771	1,380
Deferred income taxes, net	9,137	9,137

Total current assets	222,759	228,125

Property, Plant & Equipment, Net	60,407	66,124

Other Assets
Goodwill	21,155	22,107
Deferred income taxes	4,158	4,155
Other assets	20,268	21,128

Total other assets	45,581	47,390

Total Assets	$328,747	$341,639

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$50,922	$54,958
Accrued and other current liabilities	43,579	52,838

Total current liabilities	94,501	107,796

Long-Term Liabilities
Convertible subordinated debt	90,000	90,000
Deferred income taxes	6,087	5,598
Other long-term liabilities	3,723	4,269

Total long-term liabilities	99,810	99,867

Total liabilities	194,311	207,663
Shareholders’ Equity	134,436	133,976

Total Liabilities and Shareholders’ Equity	$328,747	$341,639